Exhibit 99.1

FORTE BIOSCIENCES, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS AND

PROVIDES BUSINESS UPDATE

DALLAS, TX – MAY 13, 2024 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a clinical-stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases, today announced first quarter 2024 results and provided a business update.

First Quarter 2024 Business Highlights

“Forte continues to make excellent progress with FB102. As we indicated last quarter, the single ascending dose (SAD) portion of the FB102 phase 1 trial was successfully completed. We expect the dosing of the multiple ascending dose (MAD) cohorts of the phase 1 trial in the healthy volunteers to complete around mid-year. To date, FB102 has demonstrated a good safety profile, including in the MAD cohorts.” said Paul Wagner, Ph.D., Chairman and Chief Executive Officer of Forte Biosciences. “We look forward to initiating patient-based studies before the end of the year. We believe the data to date supports the significant potential for FB102 across a variety of autoimmune and autoimmune-related diseases with large addressable markets and we look forward to addressing these opportunities as we continue to advance the FB102 program.”

First Quarter 2024 Operating Results

Research and development expenses were $4.4 million for the three months ended March 31, 2024, compared to $4.8 million for the same period in 2023. The decrease was primarily due to a decrease of approximately $2.7 million in manufacturing costs partially offset by an increase of approximately $1.4 million in clinical expenses as we advanced our FB102 program through clinical trials, and a net increase of approximately $0.9 million in payroll and related expenses due to an increase in our average headcount.

General and administrative expenses were $3.5 million for the three months ended March 31, 2024, compared to $2.1 million for the same period in 2023. The increase was primarily due to increases in legal and professional expenses.

Net losses per share were ($0.16) and ($0.32) for the three months ended March 31, 2024 and 2023, respectively.

Forte ended the first quarter 2024 with approximately $30.4 million in cash and cash equivalents. Forte had approximately 36.4 million shares of common stock outstanding as of March 31, 2024.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and par value data)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,444	$37,125
Prepaid expenses and other current assets	1,058	1,202

Total current assets	31,502	38,327

Property and equipment, net	106	109
Other assets	409	544

Total assets	$32,017	$38,980

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,685	$1,424
Accrued liabilities	1,647	2,242

Total current liabilities	3,332	3,666

Commitments and contingencies (Note 6)
Stockholders’ equity
Common stock, $0.001 par value: 200,000,000 shares authorized as of March 31, 2024 (unaudited) and December 31, 2023; 36,394,882 and 36,335,105 shares issued and outstanding as of March 31, 2024 (unaudited) and December 31, 2023, respectively	36	36
Additional paid-in capital	154,591	153,794
Accumulated other comprehensive income (loss)	(2)	4
Accumulated deficit	(125,940)	(118,520)

Total stockholders’ equity	28,685	35,314

Total liabilities and stockholders’ equity	$32,017	$38,980

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development (including $29 and $0 of related party transactions for the 3 months ending March 31, 2024 and 2023, respectively)	$4,353	$4,787
General and administrative	3,451	2,068

Total operating expenses	7,804	6,855

Loss from operations	(7,804)	(6,855)
Other income, net	384	102

Net loss	$(7,420)	$(6,753)

Per share information:
Net loss per share - basic and diluted	$(0.16)	$(0.32)
Weighted average shares and pre-funded warrants outstanding, basic and diluted	46,082,861	21,006,680
Comprehensive Loss:
Net loss	$(7,420)	$(6,753)
Unrealized loss on available-for-sale securities	(6)	—

Comprehensive loss	$(7,426)	$(6,753)

Additional details on our first quarter 2024 financial results can be found in Forte’s Form 10-Q as filed with the SEC on May 13, 2024. You can also find more information in the investor relations section of our website at www.fortebiorx.com.

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing its product candidate, FB102, which is a proprietary molecule with potentially broad autoimmune and autoimmune-related applications including in such indications as graft-versus-host disease, vitiligo and alopecia areata.

Forward-Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward-looking statements include statements regarding the Company’s beliefs, goals, intentions and expectations regarding its product candidate, FB102 and the therapeutic and commercial market potential of FB102. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidate, FB102; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidate, FB102, including potential delays in the commencement, enrollment and completion of clinical trials, including the timing of the commencement of the Company’s patient-based studies; the risk that results from preclinical and any interim result of our ongoing phase 1 clinical trials may not be predictive of future results from clinical trials; risks associated with the failure to realize any value from FB102 in light of inherent risks, expense and difficulties involved in successfully bringing product candidates to market; and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission on March 18, 2024, in the Company’s subsequent Quarterly Report on Form 10-Q filed on May 13, 2024 and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
LifeSci Advisors	Forte Biosciences, Inc.
Mike Moyer, Managing Director	Paul Wagner, CEO
mmoyer@lifesciadvisors.com	investors@fortebiorx.com